Exhibit 99.1

ConocoPhillips Reports First-Quarter 2017 Results; On Track to Deliver 2017 Operating Plan and Accelerate Value Proposition

HOUSTON--(BUSINESS WIRE)--May 2, 2017--ConocoPhillips (NYSE: COP) today reported first-quarter 2017 earnings of $0.8 billion, or $0.62 per share, compared with a first-quarter 2016 loss of $1.5 billion, or ($1.18) per share. Excluding special items, first-quarter 2017 adjusted earnings were a loss of $19 million, or ($0.02) per share, compared with a first-quarter 2016 adjusted loss of $1.2 billion, or ($0.95) per share. Special items for the current quarter were primarily driven by a financial tax accounting benefit related to the previously announced Canadian disposition, partially offset by a non-cash impairment in Alaska.

Summary

•	Achieved first-quarter production excluding Libya of 1,584 MBOED; 2 percent production growth year over year when adjusted for downtime and dispositions.
•	Reduced production and operating expenses by 4 percent year over year; reduced adjusted operating costs by 6 percent year over year.
•	Increased quarterly dividend by 6 percent.
•	Announced strategic Canada and San Juan Basin asset dispositions in March and April, respectively, for total consideration of more than $16 billion.
•	Strengthened balance sheet through $0.8 billion of early debt retirement; announced revised debt target of $15 billion by year-end 2019.
•	Progressed share buyback program and increased authorization to $6 billion.

“We are off to a strong start in 2017,” said Ryan Lance, chairman and chief executive officer. “Operationally, the business is running well. We grew our production, while maintaining our cost and capital discipline. Financially, our cash from operating activities more than covered capital spending and the dividend. Strategically, we increased our quarterly dividend, paid down debt and continued to execute our share buyback program. We also announced agreements to divest our interests in several Canadian assets and the San Juan Basin. When these transactions close, proceeds will be used to accelerate our value proposition by significantly reducing debt, and increasing share repurchases over the next three years. We believe ConocoPhillips offers a differentiated strategy, one that can deliver consistent double-digit returns to shareholders through the cycles.”

First-Quarter Review

Production excluding Libya for the first quarter of 2017 was 1,584 thousand barrels of oil equivalent per day (MBOED), an increase of 6 MBOED compared with the same period a year ago. The increase was the result of production ramping up from several major projects, multiple development programs and improved well performance, partly offset by normal field decline and dispositions. Excluding the net impact from dispositions of 36 MBOED and reduced downtime of 18 MBOED, production increased 24 MBOED, or 2 percent.

In the Lower 48, drilling rigs were added in the Eagle Ford and the Permian, which increased the operated rig count to 12 in April. Production was partially curtailed at Surmont in Canada due to a third-party facility fire, with return to normal operations expected in May. In Alaska, winter construction activities continued at GMT 1, the 1H NEWS drill site facility was prepared for startup and a seismic survey was completed in the GMT Unit. Project work progressed in Europe, with commissioning work underway at the Clair Ridge production platform and the sailaway of the Aasta Hansteen spar achieved in April. In Australia, the APLNG Train 1 turnaround was completed in April and appraisal drilling continued at Barossa. In Malaysia, Malikai production is exceeding expectations. Production from Libya was 9 MBOED.

Earnings were higher compared with the first quarter of 2016 due to a financial tax accounting benefit related to the previously announced Canada disposition, which was treated as a special item, and higher realized prices. Adjusted earnings improved compared with first-quarter 2016 primarily due to higher realized prices. The company’s total realized price was $36.18 per barrel of oil equivalent (BOE), compared with $22.94 per BOE in the first quarter of 2016, reflecting higher average realized prices across all commodities. First-quarter earnings were negatively impacted by $101 million of pre-tax dry hole expense, which includes the Shenandoah-6 well in the Gulf of Mexico.

For the quarter, cash provided by operating activities was $1.8 billion, with minimal impact from operating working capital. Cash provided by operating activities was negatively impacted from the settlement of a $0.2 billion currency swap, partially offset by $0.1 billion from a tax loss carryforward in Libya. In addition, the company funded $0.9 billion in capital expenditures and investments, repaid debt of $0.8 billion, paid dividends of $0.3 billion, purchased $0.2 billion in short-term investments and repurchased company common stock of $0.1 billion. Share repurchases resumed in April following the Canada transaction. The company also received $0.1 billion in deposits from the previously announced Canada transaction.

Outlook

Second-quarter 2017 production is expected to be 1,495 to 1,535 MBOED, which excludes Libya and does not reflect impacts from the recently announced Canada and San Juan Basin dispositions.

The company’s full-year guidance items, excluding the impacts from the Canada and San Juan Basin dispositions, are unchanged. However, the company will update guidance as necessary after these transactions close.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss this announcement. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

The company announced that it will host its 2017 Analyst & Investor Meeting in New York City on Nov. 8, 2017. Additional details will be provided at a later date.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $88 billion of total assets, and approximately 13,100 employees as of March 31, 2017. Production excluding Libya averaged 1,584 MBOED for the three months ended March 31, 2017, and proved reserves were 6.4 billion BOE as of Dec. 31, 2016. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to our ability to complete the sale of our San Juan Basin Assets and certain of our assets in western Canada (together, the Sale Transactions) on the timeline currently anticipated, if at all; the possibility that regulatory approvals for either of the Sale Transactions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of either of the Sale Transactions or our remaining business; business disruptions during or following the Sale Transactions, including the diversion of management time and attention; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. as part of our sale of assets in western Canada at prices we deem acceptable, or at all; the ability to deploy net proceeds from the Sale Transactions in the manner and timeframe we currently anticipate, if at all; changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, operating costs and adjusted operating costs. Operating costs is defined by the Company as the sum of production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Adjusted operating costs is defined as the Company’s operating costs further adjusted to exclude expenses that are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses.
The Company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per share basis), operating costs, and adjusted operating costs, are useful to investors to help facilitate comparisons of the Company’s operating performance and controllable costs associated with the Company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company further believes that the non-GAAP measure adjusted operating costs, provides a more indicative measure of the Company’s underlying, controllable costs of operations by excluding other items that do not directly relate to the Company’s core business operations. The Company’s Board of Directors and management also use these non-GAAP measures to analyze the Company’s operating performance across periods when overseeing and managing the Company’s business.
Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.
Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included below.
References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	1Q17				1Q16
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$777	0.62			(1,469)	(1.18)
Adjustments:
Impairments	174	(64)	110	0.09	385	(153)	232	0.18
Pension settlement expense	60	(17)	43	0.03	83	(25)	58	0.05
Restructuring	27	(8)	19	0.02	-	-	-	-
Tax adjustment related to Canadian disposition	-	(996)	(996)	(0.80)	-	-	-	-
Rig termination	43	(15)	28	0.02	-	-	-	-
Adjusted earnings / (loss)			$(19)	(0.02)			(1,179)	(0.95)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

	1Q17	1Q16	FY 2017 Guidance

Production and operating expenses	1,298	1,354	5,200
Production and operating expenses - percent reduction	-4%
Adjustments:
Selling, general and administrative (G&A) expenses	157	186	550
Exploration G&A, G&G and lease rentals	145	145	350
Operating costs	1,600	1,685	6,100
Operating costs unadjusted - percent reduction	-5%

Adjustments to exclude special items
Less restructuring	(27)	-	-
Less pension settlement expense	(60)	(83)	(150)
Less rig termination	(43)	-	-
Less impairments	-	(36)	-
Adjusted operating costs	1,470	1,566	~6,000
Adjusted operating costs - percent reduction	-6%

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Andy O’Brien, 281-293-5000 (investors)
andy.m.obrien@conocophillips.com